ROYALTY RIGHTS AGREEMENT

THIS ROYALTY RIGHTS AGREEMENT (this "Agreement"), is made and entered as of October 10, 2019, by and between WIZ MOTIONS LLC, a limited liability company formed in the state of Wyoming (the "Operator"), and FREEDOM INTERNET GROUP INC., a corporation formed under the laws of Puerto Rico (the "Company").

WHEREAS, the Operator has entered into a binding agreement to acquire the right to exclusively own and operate the website www.wizmotions.com, including all existing and future applications, software, source code, updates, improvements and the like (the "Website"), which generates revenue from software sales and advertising revenue.

WHEREAS, the Operator desires for the Company to provide cash considerations as set forth in Section 1 below in exchange for the royalties set forth herein, and the parties are willing to undertake such obligations upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Company Considerations.

   (a) In consideration of the rights afforded to the Company under this Agreement, the Company shall make a cash contribution of $300,000 Three Hundred Thousand (the "Considerations") within ten (10) business days following the date of this Agreement. Any Considerations hereunder shall be held in escrow pursuant to the Escrow Agreement (defined in Section 4 hereof) for disbursement by the escrow agent only upon closing of the acquisition of the Website by the Operator.
   (b) Any Considerations shall be used solely toward the acquisition of the Website.

2. Duties of the Operator.

   (a) Operation of the Website. The Operator shall use best efforts to operate the Website on a day-to-day basis in a manner which best serves the interests of the Website's growth, sustainability and profitability. The Operator shall perform its duties at the times and places necessary for the successful performance of its duties under this Agreement. The Operator shall not, and shall use best efforts to prevent third parties from, tarnishing or devaluing the reputation, brand, or content of the Website or any intellectual property related thereto. In the event of any action or threatened action by any third party seeking to so tarnish or devalue the Website, or otherwise infringe upon the intellectual property rights of the Operator in the Website, the Operator shall use best efforts to defend and protect the Website and the Royalties to be paid to the Company under this Agreement. The Operator shall be responsible for the preparation, filing, prosecution and maintenance of any intellectual property related to the Website. If, in the Company's reasonable discretion, the Operator fails in its duties to prepare, file, prosecute or maintain any such intellectual property, the Company shall have the right to resolve any such items on the Operator's behalf as it's attorney-in-fact, and the Operator shall reimburse the Company for all costs expended in relation thereto.

   (b) Unless otherwise agreed to in writing by the Company, the Operator shall furnish, at its own expense, the technology, equipment, supplies and other materials used to operate the Website. The Operator shall provide the Company with full access to its premises, technology and equipment to the extent

required by the Company.

(c) Reporting and Additional Duties.

(i) Operator shall furnish to the Company a quarterly data report detailing the performance of the Website for the prior quarter, in a form satisfactory to the Company. Such report shall be issued no later than the tenth (10th) day of the first month of the following quarter to which the report pertains.

(ii) Operator shall participate in no less than two (2) conference calls per month, one with the Company and one with operators of affiliated entities to the Company if required.

(iii) Operator shall participate in at least one (1) annual in-person meeting at a location to be determined by the Company.

(iv) Operator shall provide the Company with administrative access and passcodes to all software, plug-ins, applications and other technology related to or used in connection with the Website at all times. Operator shall provide the Company with updated access information and passcodes immediately upon making any changes.

(v) Operator shall comply with all applicable laws and safety standards concerning the Website and obtain all necessary governmental approvals for the conduct of revenue generating activities of the Website. Operator will be responsible for and provide suitable warning labels, disclaimers, packaging, and instructions on the Website and any products sold through the Website.

(vi) At all times during this Agreement and for a one-year tail period thereafter, the Operator shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability insurance in commercially reasonable amounts that (a) provides product liability coverage concerning any products sold on the Website and contractual liability coverage for Operator's defense and indemnification obligations under this Agreement, (b) provides business interruption and intellectual property protection coverage, and (c) in any event, provide limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate for each such policy, plus an additional $1,000,000.00 under an umbrella policy. Operator shall have the Company (and any affiliate requested to be named by the Company) in such policy as an additional insured. Upon request by the Company, the Operator shall provide the Company with certificates of insurance and other reasonable written evidence of coverage described herein. Additionally, the Operator shall provide the Company with written notice at least thirty (30) days prior to the Operator cancelling, not renewing, or materially changing such insurance; provided, that the failure to comply with this paragraph at any time shall constitute an Event of Default under this Agreement.

3. Royalties to the Company.

(a) In exchange for the Considerations provided by the Company to the Operator in this Agreement, the Operator shall pay the Company a perpetual royalty based upon Gross Sales accumulated from the Website (the "Royalties") as follows: Ten Percent (10%) of Gross Sales to be paid quarterly. If, at any time following the

date of this Agreement, the Operator fails to continuously operate the Website in accordance with this Agreement, it shall be considered an Event of Default (as defined herein), and the Company shall have the rights and remedies afforded to it under Section 6 hereof.

(b) For purposes hereof "Gross Sales" means the total sales received by the Operator from the Website.

(c) The Operator shall pay all Royalties for each quarterly period during the term within ten (10) days of the end of the previous quarterly period. The Operator shall make payments in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by the Company. If Royalties are not received by the due date the Operator shall pay to the Company interest on the overdue Royalties from the date such payment was due to the date of actual payment at a rate of 1.5% per month, or if higher, the maximum rate permitted under applicable law.

(d) On or before the due date for any payments to the Company pursuant to this Section 3, the Operator shall provide the Company with a statement (the "Royalty Statement") showing for the relevant quarterly period:

(i) the gross sales received by the Operator from the Website;

(ii) including the applicable Royalties rate; and

(iii) such other particulars as are reasonably necessary for an accurate accounting of the Royalties pursuant to this Section.

(e) The Operator shall keep complete and accurate records of its sales from the Website necessary for the calculation of Royalties to be made to the Company hereunder. The Operator shall maintain such records for a period of three (3) years following the termination of this Agreement. The Company may, at its own expense, at any time during the term and for a period of three (3) years following the termination of this Agreement, appoint an independent certified public accountant (the "Auditor") whom the Operator shall permit to have access to the Operator's books and records during the Operator's normal business hours for the purpose of verifying all payments made under this Agreement. If the Auditor's report shows that payments made by the Operator are deficient, the Operator shall pay the Company the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 3(c), within five (5) business days after the Operator's receipt of the Auditor's report. If payments are found to be deficient by more than 5%, the Operator shall additionally pay for the cost of the audit.

4. Conditions to Close. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to make the Considerations set forth in Section 1 unless and until all of the following conditions have been satisfied by the Operator: (a) administrative access has been given (including, without limitation, all user names and passcodes) for all Website technology; (b) the domain name for the Website has been placed in escrow pursuant to an escrow agreement to be executed by the parties with an escrow agent selected by the Company (the "Escrow Agreement," in the form set forth in Exhibit A hereto); (c) the Company has been provided with proof, to its satisfaction, that the Operator has the exclusive right to own and operate the Website (e.g., a fully executed arms'-length purchase contract); and (d) the Company has received and is satisfied with the financial statements, private placement memoranda, and any other due diligence documentation requested by the Company providing a true and accurate assessment of the Website.

5. Events of Default. Following the occurrence of an Event of Default (defined below), the Company shall have

the rights and remedies afforded to it under Section 6. Each of the following shall constitute an "Event of Default" by the Operator under this Agreement: (a) the Operator fails to pay any amount due under this Agreement on the due date for payment; (b) the Operator breaches this Agreement (other than through a failure to pay any amounts due hereunder) and, if such breach is curable, fails to cure such breach within ten (10) days of the Company's written notice of such breach; (c) the Operator fails to maintain continuous operation of the Website in accordance with this Agreement; (d) the Operator (i) is dissolved or liquidated or takes any corporate action for such purpose, (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy under any applicable law, (iv) makes or seeks to make a general assignment for the benefit of creditors, or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or (e) the Operator undergoes a Change of Control. For purposes hereof, "Change of Control" means, with respect to the Operator: (x) an acquisition, merger, reorganization, or consolidation in which the holders of the voting securities of the Operator outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (y) a transaction or series of related transactions in which any other person or entity becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Operator; or (z) the sale or other transfer to any other person or entity of all or substantially all of the assets of the Operator, including, without limitation, the Website.

6. Remedies. Following an Event of Default by the Operator under this Agreement, in addition to any other remedies that may be available to the Company under this Agreement or in equity, the Company shall be entitled to liquidated damages equivalent to 2 ½ times the value of the Considerations made under this Agreement to be paid within ten (10) business days following the occurrence of an Event of Default. The parties intend that the liquidated damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Company's harm caused by an Event of Default would be impossible or very difficult to accurately estimate at the time of contract, and that the liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise from an Event of Default. In the event that the Operator fails to timely pay any liquidated damages, the Company shall have the right to: (a) terminate this Agreement; (b) take control over the ownership and operation of the Website from the escrow agent as set forth in the Escrow Agreement; and (c) seek any other remedies available to it under this Agreement, at law or in equity, such remedies being cumulative.

7. Right of First Refusal. Upon the occurrence of a Change of Control by the Operator, the Company shall have the right of first refusal to purchase the Website. If the Operator receives a bona fide written offer from a third party that it wishes to accept and which will result in a Change of Control, the Operator shall, within five (5) business days following receipt of the third-party offer, notify the Company in writing of such offer, including the identity of the proposed parties and the material financial and other terms and conditions of such third-party offer. At any time prior to the expiration of fifteen (15) days following the Company's receipt of written notice of the third-party offer, the Company may accept the offer by delivery to the Operator of a written notice of acceptance containing the same terms as the third-party offer. If, by the expiration of such 15-day period, the Company has not accepted the offer, and provided the Operator has complied with all provisions of this Agreement, following the expiration of such 15-day period, the Operator may consummate the third-party transaction with the counterparty identified in the applicable offer notice, on terms that are the same as the terms set forth in the offer notice; provided, however, that the Company shall have the option to (a) continue to receive Royalties from the third-party buyer in accordance with this Agreement, or (b) recover liquidated damages as set forth under Section 6 and terminate this Agreement.

8. Indemnification. The Operator shall indemnify and hold harmless the Company and each of its affiliates, parents, subsidiaries, shareholders, directors, officers, employees, agents, successors and assigns (each, an

"Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities to which such Indemnified Party may incur which arise from or relate to sales, promotions or marketing, operations, or any other matters related to the Website or otherwise relating to or arising from the Operator's representations, warranties, and obligations under this Agreement, and the Operator will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred.

9. Relationship of Parties. Each party shall be deemed an independent contractor pursuant to this Agreement, and not an employee. Neither party hereto shall have any right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker's compensation insurance on Operator's behalf. The Operator shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by the Operator in connection with the Website shall be the Operator's employees or contractors and the Operator shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

10. Confidentiality. Each party (the "Receiving Party") acknowledges that it will have access to information that is treated as confidential and proprietary by the other party (the "Disclosing Party"), including, without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Disclosing Party, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, "Confidential Information"). Any Confidential Information that the Operator develops in connection with the Website shall be subject to the terms and conditions of this Section 10. The parties agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Disclosing Party in each instance, and not to use any Confidential Information for any purpose except as required in the performance of this Agreement. The Receiving Party shall notify the Disclosing Party immediately in the event it becomes aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through the Receiving Party's breach of this Agreement; or (b) is communicated to the Receiving Party by a third party that had no confidentiality obligations with respect to such information; or (c) was independently developed by the Receiving Party prior to disclosure of such Confidential Information by the Disclosing Party. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Receiving Party agrees to promptly provide written notice of any such order to the Disclosing Party, and in any event sufficiently in advance of making any disclosure to permit the Disclosing Party to contest the order or seek confidentiality protections. Upon termination of this Agreement, the Receiving Party agrees to return or destroy any Confidential Information in its possession, including copies.

11. Representations and Warranties. The Operator represents and warrants to the Company that:

(a) the Operator has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations under this Agreement;

(b) the Operator entering into this Agreement with the Company and its performance of the obligations hereunder do not and will not conflict with or result in any breach or default under any other

agreement to which the Operator is subject;

(c) the Operator has the required skill, experience, and qualifications to operate the Website, the Operator shall perform such operation in a professional and workmanlike manner in accordance with best industry standards for similar services and shall devote sufficient resources to ensure that the services are performed in a timely and reliable manner;

(d) the Operator shall operate the Website in compliance with all applicable federal, state, and local laws and regulations;

(e) there are no suits, actions or litigation, or administrative, arbitration or other proceeding or governmental investigations or inquiries pending or to the Operator's knowledge, threatened against the Operator relating to the Website or that would otherwise challenge or prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(f) the Operator is duly organized and validly existing under the laws of the state of its organization, and has the full power and authority to own, lease and operate its assets, properties and to carry out its business as and where currently conducted.

12. Additional Operator Covenants.

(a) Disability or Death of Majority Owners of Operator. In the event of the death or permanent disability of the owner(s) of a majority in interest of the Operator, the Website shall be released from escrow to the control of the Company and the Company will assume ownership and operation of the Website thereafter. Upon such occurrence, the Royalties set forth in Section 3 shall be paid to the estate or guardian of the deceased or disabled owner(s) during the Company's ownership and operation of the Website, for a period not to exceed twelve (12) months.

(b) Publicity. The Company and its affiliates shall have the right to publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the Operator. The Operator may make public disclosures relating to this Agreement without the prior written approval of the Company.

(c) Non-Solicitation. The Operator agrees that during the term of this Agreement and for a period of two (2) years thereafter, it shall not, directly or indirectly, solicit, hire, contact, attempt to contact or meet with the Company's or its affiliates' customers, employees, contractors, vendors, suppliers, or financial sources which (a) the Operator contacted in any way during the term of the Agreement, (b) the Operator has trade secret or confidential information about, or (c) became associated with the Company during the term of the Agreement.

(d) Non-Competition. The Operator agrees that during the term of this Agreement and for a period of two (2) years thereafter, the Operator shall not, directly or indirectly: (a) engage in or assist others in engaging in a business similar to the Company's business or the Website in the United States; (b) have an interest in any person or entity that engages directly or indirectly in a business similar to the Company's business or the Website in the United States in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (c) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or vendors of the Company.

(e) No Liens. During the term of this Agreement, the Operator shall not permit the imposition of any lien or encumbrance upon its assets, including the Website, without the prior written approval of the Company.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Company:
151 Calle San Francisco, Suite 200
San Juan, Puerto Rico 00901
E-mail: noah@freedominternetgroup.com
Attention: Noah Rosenfarb
CFO

If to the Operator:
E-mail: alepoujobs@gmail.com
Attention: Adrian Lepou

14. Entire Agreement. This Agreement and any exhibits hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Company may assign its rights and obligations hereunder to any affiliate. Any attempted transfer or assignment in violation of this Section 15 shall be void.

16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except for any Indemnified Party under Section 8 which party shall be deemed a third-party beneficiary.

17. Survival. The following Sections shall survive the termination of this Agreement: 3, 6, 8 – 10, 12(c), 12(d), and 13 – 21.

18. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of

any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Puerto Rico without giving effect to any choice or conflict of law provision or rule (whether Puerto Rico or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Puerto Rico.

21. Arbitration. If not resolved through reasonable negotiation, and except as qualified below, any dispute between the parties arising under, out of, in connection with or in relation to this Agreement, shall be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be determined by arbitration administered by the American Arbitration Association pursuant to its then-current commercial arbitration rules and procedures, including the procedures for emergency relief. The arbitration must take place in San Juan, Puerto Rico, in English. The arbitrator must follow the law and not disregard the terms of this Agreement. A judgment may be entered upon the arbitration award by any state, federal, or foreign court of competent jurisdiction. The decision of the arbitrator will be final and binding on all parties to the dispute; however, the arbitrator may not under any circumstances: (a) stay the effectiveness of any pending termination of this Agreement; or (ii) assess punitive, exemplary or consequential damages. Notwithstanding the foregoing, the parties agree that the following claims will not be subject solely to arbitration: (a) any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threatened harm to such party's tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; and (b) any action in ejectment or for possession of any interest in real or personal property.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FREEDOM INTERNET GROUP INC.	WIZ MOTIONS LLC
Alton Chapman	Adrian Lepou
By: Alton "Ace" Chapman, Jr.	By: Adrian Lepou
Title: CEO	Title: Manager